Exhibit 99.1
LENDINGTREE REPORTS FIRST QUARTER 2026 RESULTS

Record Quarterly Revenue Driven By Leading Insurance Marketplace

•Consolidated revenue of $327.3 million
•GAAP net income of $17.3 million or $1.22 per diluted share
•Variable marketing margin of $99.5 million
•Adjusted EBITDA of $42.0 million

CHARLOTTE, NC - April 30, 2026 - LendingTree, Inc. (NASDAQ: TREE), operator of LendingTree.com, the nation's leading online financial services marketplace, today announced results for the quarter ended March 31, 2026.
The company has posted a letter to shareholders on the company's website at investors.lendingtree.com.
"We are thrilled to report first quarter AEBITDA grew 71% YoY. The Insurance segment produced another period of record revenue and segment profit, with segment margins posting a strong sequential increase as we optimize marketing spend. We operate the largest marketplace for consumers to shop for Insurance products. The industry broadly continues to benefit from healthy underwriting results, and our partners' appetite for new customers remains strong," said Scott Peyree, President and CEO. Peyree added, "We are diligently executing against our strategy to 'Become the #1 Destination to Shop For Financial Products'. We recently deployed internally developed AI-tools that increase marketing efficiency and launched our newly redesigned homepage that has led to an increase in customer engagement levels. Improving our consumer experience and brand strength are key components of our journey to increase organic traffic mix versus paid channels."
Jason Bengel, CFO, added, "Our scalable business model continues to generate strong growth and operating leverage, as our AEBITDA margin of VMM increased over 1,000 basis points in the first quarter compared to the prior year period. The balance sheet strengthened as well, with net leverage declining to 2.1x at quarter-end. The Insurance and Consumer segments continue to perform well, though Home remains challenged in what has become a persistently higher interest rate environment. The outlook for the rest of 2026 assumes continued strength in Insurance, but we remain conservative in regards to the other two segments. Geopolitical issues have pushed consumer sentiment to a record low, which has begun to manifest in lower demand for new loan products. Due to the diversification and strength of our business model, we remain confident in our ability to deliver another year of strong AEBITDA growth for shareholders."

First Quarter 2026 Business Highlights
•Home segment revenue of $39.1 million increased 6% over first quarter 2025 and produced segment profit of $10.0 million, a decrease of 24% from the same period due to targeted spend in the quarter and higher overall media costs.
◦Within Home revenue, Home Equity continues to be the primary driver of growth.
•Consumer segment revenue of $66.3 million increased 18% from first quarter 2025.
◦Revenue from our small business offering increased 49% over prior year.

•Insurance segment revenue of $221.9 million increased 51% over first quarter 2025 and translated into segment profit of $57.9 million, up 50% over the same period.
•GAAP net income was $17.3 million, or $1.22 per diluted share.

LendingTree Summary Financial Metrics
(In millions, except per share amounts)

	Three Months Ended March 31,		Y/Y	Three Months Ended December 31,	Q/Q
	2026	2025	% Change	2025	% Change

Total revenue	$327.3	$239.7	37%	$319.7	2%

Income (loss) before income taxes	$22.9	$(14.8)	255%	$13.5	70%
Income tax (expense) benefit	$(5.6)	$2.4	333%	$131.2	104%
Net income (loss)	$17.3	$(12.4)	240%	$144.7	(88)%
Net income (loss) % of revenue	5%	(5)%		45%

Income (loss) per share
Basic	$1.25	$(0.92)		$10.54
Diluted	$1.22	$(0.92)		$10.27

Variable marketing margin
Total revenue	$327.3	$239.7	37%	$319.7	2%
Variable marketing expense (1) (2)	$(227.8)	$(162.0)	41%	$(227.7)	—%
Variable marketing margin (2)	$99.5	$77.7	28%	$92.0	8%
Variable marketing margin % of revenue (2)	30%	32%		29%

Adjusted EBITDA (2)	$42.0	$24.6	71%	$36.7	14%
Adjusted EBITDA % of variable marketing margin (2)	42%	32%		40%

(1)	Represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses. Excludes overhead, fixed costs and personnel-related expenses.
(2)	Variable marketing expense, variable marketing margin, variable marketing margin % of revenue, adjusted EBITDA, and adjusted EBITDA % of variable marketing margin are non-GAAP measures. Please see "LendingTree's Reconciliation of Non-GAAP Measures to GAAP" and "LendingTree's Principles of Financial Reporting" below for more information.

LendingTree Segment Results
(In millions)

	Three Months Ended March 31,		Y/Y	Three Months Ended December 31,	Q/Q
	2026	2025	% Change	2025	% Change
Home (1)
Revenue	$39.1	$37.0	6%	$36.2	8%
Segment profit	$10.0	$13.1	(24)%	$10.4	(4)%
Segment profit % of revenue	26%	35%		29%

Consumer (2)
Revenue	$66.3	$56.0	18%	$68.6	(3)%
Segment profit	$32.9	$27.1	21%	$35.0	(6)%
Segment profit % of revenue	50%	48%		51%

Insurance (3)
Revenue	$221.9	$146.7	51%	$214.6	3%
Segment profit	$57.9	$38.7	50%	$48.1	20%
Segment profit % of revenue	26%	26%		22%

Other (4)
Revenue	$—	$—	—%	$0.3	(100)%
Profit (loss)	$(0.1)	$—	—%	$(0.1)	—%

Total revenue	$327.3	$239.7	37%	$319.7	2%

Total segment profit	$100.8	$79.0	28%	$93.4	8%
Brand marketing expense (5)	$(1.2)	$(1.3)	(8)%	$(1.4)	(14)%
Variable marketing margin	$99.5	$77.7	28%	$92.0	8%
Variable marketing margin % of revenue	30%	32%		29%

(1)	The Home segment includes the following products: purchase mortgage, refinance mortgage, and home equity loans.
(2)	The Consumer segment includes the following products: credit cards, personal loans, small business loans, auto loans, deposit accounts, and debt settlement.
(3)	The Insurance segment consists of insurance quote products and sales of insurance policies. We closed the insurance agency business and ceased the sale of insurance policies in the second quarter of 2025.
(4)	The Other category primarily includes marketing revenue and related expenses not allocated to a specific segment.
(5)	Brand marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses that are not assignable to the segments' products. This measure excludes overhead, fixed costs and personnel-related expenses.

Financial Outlook*

Today we are updating our full-year 2026 outlook and introducing our outlook for the second-quarter.

Full-year 2026:
▪Revenue of $1,300 - $1,350 million compared to the prior range of $1,275 - $1,330 million
▪Variable Marketing Margin of $378 - $395 million compared to $374 - $394 million previously
▪Adjusted EBITDA of $152 - $162 million versus the $150 - $160 million prior range
Second-quarter 2026:
▪Revenue: $305 - $325 million
▪Variable Marketing Margin: $93 - $97 million
▪Adjusted EBITDA: $38 - $40 million

*LendingTree is not able to provide a reconciliation of projected variable marketing margin or adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters and tax considerations. Expenses associated with legal matters and tax considerations have in the past, and may in the future, significantly affect GAAP results in a particular period.

Quarterly Conference Call

A conference call to discuss LendingTree's first quarter 2026 financial results will be webcast live today, April 30, 2026, at 4:30 PM Eastern Time (ET). The live audiocast is open to the public and will be available on LendingTree's investor relations website at investors.lendingtree.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended March 31,
	2026	2025
	(in thousands, except per share amounts)
Revenue	$327,267	$239,728
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	11,696	9,908
Selling and marketing expense (1)	238,568	172,751
General and administrative expense (1)	27,990	30,660
Product development (1)	11,467	11,904
Depreciation	4,185	4,297
Amortization of intangibles	1,288	1,307
Restructuring and severance (1)	939	798
Litigation settlements and contingencies	20	15,212
Total costs and expenses	296,153	246,837
Operating income (loss)	31,114	(7,109)
Other income (expense), net:
Interest expense, net	(8,566)	(9,084)
Other income	369	1,388
Income (loss) before income taxes	22,917	(14,805)
Income tax (expense) benefit	(5,651)	2,430
Net income (loss) and comprehensive income (loss)	$17,266	$(12,375)

Weighted average shares outstanding:
Basic	13,824	13,441
Diluted	14,137	13,441
Net income (loss) per share:
Basic	$1.25	$(0.92)
Diluted	$1.22	$(0.92)

(1) Amounts include non-cash compensation, as follows:
Cost of revenue	$105	$(30)
Selling and marketing expense	601	657
General and administrative expense	2,721	8,371
Product development	633	869
Restructuring and severance	—	60

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2026	December 31, 2025
	(in thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$85,518	$81,073
Accounts receivable, net	117,492	110,582
Prepaid and other current assets	41,389	38,053
Total current assets	244,399	229,708
Property and equipment, net	31,434	32,834
Operating lease right-of-use assets	30,812	31,655
Goodwill	381,539	381,539
Intangible assets, net	36,804	38,092
Deferred income tax assets	119,337	124,867
Other non-current assets	19,559	16,997
Total assets	$863,884	$855,692

LIABILITIES:
Current portion of long-term debt	$3,929	$3,926
Accounts payable, trade	7,791	6,735
Accrued expenses and other current liabilities	117,611	126,803
Total current liabilities	129,331	137,464
Long-term debt	387,017	387,694
Operating lease liabilities	42,660	43,597
Other non-current liabilities	142	140
Total liabilities	559,150	568,895
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Preferred stock $0.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock $0.01 par value; 50,000,000 shares authorized; 17,308,484 and 17,124,837 shares issued, respectively, and 13,953,018 and 13,769,371 shares outstanding, respectively	173	171
Additional paid-in capital	1,281,572	1,280,903
Accumulated deficit	(710,833)	(728,099)
Treasury stock; 3,355,466 and 3,355,466 shares, respectively	(266,178)	(266,178)
Total shareholders' equity	304,734	286,797
Total liabilities and shareholders' equity	$863,884	$855,692

LENDINGTREE, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2026	2025
	(in thousands)
Net cash provided by (used in) operating activities	$11,552	$(210)
Cash flows from investing activities
Capital expenditures	(2,770)	(3,414)
Other investing activities	52	—
Net cash used in investing activities	(2,718)	(3,414)
Cash flows from financing activities
Proceeds from term loan	—	50,000
Repayment of term loan	(1,000)	(3,750)
Payments related to net-share settlement of stock-based compensation, net of proceeds from exercise of stock options	(3,389)	(2,630)
Repayment and repurchase of 0.50% Convertible Senior Notes	—	(19,700)
Payment of debt issuance costs	—	(500)
Net cash (used in) provided by financing activities	(4,389)	23,420
Net increase in cash, cash equivalents, restricted cash and restricted cash equivalents	4,445	19,796
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	81,073	106,594
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$85,518	$126,390

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Expense

Below is a reconciliation of selling and marketing expense, the most directly comparable GAAP measure, to variable marketing expense. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of this non-GAAP measure.

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
	(in thousands)
Selling and marketing expense	$238,568	$238,349	$172,751
Non-variable selling and marketing expense (1)	(10,848)	(10,706)	(10,750)
Variable marketing expense	$227,720	$227,643	$162,001

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Margin

Below is a reconciliation of net income (loss), the most directly comparable table GAAP measure, to variable marketing margin and net income (loss) % of revenue to variable marketing margin % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
	(in thousands, except percentages)
Net income (loss)	$17,266	$144,656	$(12,375)
Net income (loss) % of revenue	5%	45%	(5)%

Adjustments to reconcile to variable marketing margin:
Cost of revenue	11,696	11,571	9,908
Non-variable selling and marketing expense (1)	10,848	10,706	10,750
General and administrative expense	27,990	30,965	30,660
Product development	11,467	10,577	11,904
Depreciation	4,185	3,926	4,297
Amortization of intangibles	1,288	1,288	1,307
Restructuring and severance	939	398	798
Litigation settlements and contingencies	20	382	15,212
Interest expense, net	8,566	9,394	9,084
Other income	(369)	(630)	(1,388)
Income tax expense (benefit)	5,651	(131,188)	(2,430)
Variable marketing margin	$99,547	$92,045	$77,727
Variable marketing margin % of revenue	30%	29%	32%

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted EBITDA

Below is a reconciliation of net income (loss), the most directly comparable table GAAP measure, to adjusted EBITDA and net income (loss) % of revenue to adjusted EBITDA % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
	(in thousands, except percentages)
Net income (loss)	$17,266	$144,656	$(12,375)
Net income (loss) % of revenue	5%	45%	(5)%
Adjustments to reconcile to adjusted EBITDA:
Amortization of intangibles	1,288	1,288	1,307
Depreciation	4,185	3,926	4,297
Restructuring and severance	939	398	798
Loss (gain) on impairments and disposal of assets	3	(918)	254
Loss on investments	359	—	—
Non-cash compensation	4,060	9,366	9,867
Contribution to LendingTree Foundation	400	—	—
Litigation settlements and contingencies	20	382	15,212
Interest expense, net	8,566	9,394	9,084
Dividend income	(728)	(631)	(1,388)
Income tax expense (benefit)	5,651	(131,188)	(2,430)
Adjusted EBITDA	$42,009	$36,673	$24,626
Adjusted EBITDA % of revenue	13%	11%	10%

LENDINGTREE’S PRINCIPLES OF FINANCIAL REPORTING

LendingTree reports the following non-GAAP measures as supplemental to GAAP:

•Variable marketing expense
•Variable marketing margin
•Variable marketing margin % of revenue
•Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below ("Adjusted EBITDA")
•Adjusted EBITDA % of revenue
•Adjusted EBITDA % of variable marketing margin

Variable marketing expense, variable marketing margin and variable marketing margin % of revenue are related measures of the effectiveness of the Company's marketing efforts. Variable marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing, and related expenses, and excludes overhead, fixed costs, and personnel-related expenses. Variable marketing margin is a measure of the efficiency of the Company’s operating model, measuring revenue after subtracting variable marketing expense. The Company’s operating model is highly sensitive to the amount and efficiency of variable marketing expenditures, and the Company’s proprietary systems are able to make rapidly changing decisions concerning the deployment of variable marketing expenditures (primarily but not exclusively online and mobile advertising placement) based on proprietary and sophisticated analytics.

Adjusted EBITDA, adjusted EBITDA % of revenue, and adjusted EBITDA % of variable marketing margin are primary metrics by which LendingTree evaluates the operating performance of its businesses, on which its marketing expenditures and internal budgets are based and, in the case of adjusted EBITDA, by which management and many employees are compensated in most years.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. LendingTree provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth above.

Definition of LendingTree's Non-GAAP Measures

Variable marketing margin is defined as revenue less variable marketing expense. Variable marketing expense is defined as the expense attributable to variable costs paid for advertising, direct marketing and related expenses, and excluding overhead, fixed costs and personnel-related expenses. The majority of these variable advertising costs are expressly intended to drive traffic to our websites and these variable advertising costs are included in selling and marketing expense on the Company's consolidated statements of operations and consolidated income.

EBITDA is defined as net income excluding interest, income taxes, amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) contributions to the LendingTree Foundation (9) dividend income, and (10) one-time items.

LendingTree endeavors to compensate for the limitations of these non-GAAP measures by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

One-Time Items

Adjusted EBITDA is adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items.

Non-Cash Expenses That Are Excluded From LendingTree's Adjusted EBITDA

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock, restricted stock units and stock options. These expenses are not paid in cash and LendingTree includes the related shares in its calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, exercise of certain stock options or vesting of restricted stock awards, the awards may be settled on a net basis, with LendingTree remitting the required tax withholding amounts from its current funds. Cash expenditures for employer payroll taxes on non-cash compensation are included within adjusted EBITDA.

Amortization of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates and inflation; default rates on loans, particularly unsecured loans; demand by investors for unsecured personal loans; the effect of such demand on interest rates for personal loans and consumer demand for personal loans; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company's relationships with network partners, including dependence on certain key network partners; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; our ability to compete effectively and adapt to competitive pressures in each of our businesses, including from disintermediation as well as technological change, digital disruption and other types of innovation such as artificial intelligence; failure to maintain brand recognition; ability to attract and retain consumers in a cost-effective manner; the effects of potential acquisitions of other businesses, including the ability to integrate them successfully with LendingTree’s existing operations; accounting rules related to excess tax benefits or expenses on stock-based compensation that could materially affect earnings in future periods; ability to develop new products and services and enhance existing ones; effects of changing laws, rules or regulations on our business model; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network partners or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2025, and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

About LendingTree, Inc.

LendingTree, Inc. is the parent of LendingTree, LLC and several companies owned by LendingTree, LLC (collectively, "LendingTree" or the "Company").

LendingTree is one of the nation's largest, most experienced online financial platforms, created to give consumers the power to win financially. LendingTree provides customers with access to the best offers on loans, credit cards, insurance and more through its network of over 770 financial partners. Since its founding, LendingTree has helped millions of customers obtain financing, save money, and improve their financial and credit health in their personal journeys. With a portfolio of innovative products and tools and personalized financial recommendations, LendingTree helps customers achieve everyday financial wins.

LendingTree, Inc. is headquartered in Charlotte, NC. For more information, please visit www.lendingtree.com.

Investor Relations Contact:
investors@lendingtree.com

Media Contact:
press@lendingtree.com